Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen Investor Relations Tel: 213-486-6546 Email: investor_relations@mflex.com

MFLEX REPORTS FINANCIAL RESULTS FOR SECOND QUARTER FISCAL 2010

Improved Labor Productivity and Overhead Cost Controls Help Company Achieve

Better-than-Expected Gross Margins of 14.5 Percent

Anaheim, CA, May 6, 2010 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for its second quarter ended March 31, 2010. Net sales in the second quarter of fiscal 2010 were $154.1 million, a decrease of 11.5 percent from net sales of $174.1 million in the same period of the prior year. The decrease in net sales was due primarily to several programs reaching their end of life cycle, a shift in product mix to programs with lower flex content and, to a lesser degree, component shortages that delayed shipments of some flex assemblies.

Net income for the second quarter of fiscal 2010 was $4.9 million, or $0.19 per diluted share. As part of MFLEX’s on-going initiatives to reduce costs and improve its competitive position, second quarter net income includes a $1.9 million non-cash, pre-tax impairment charge related to the planned retirement of certain assets at the Company’s Anaheim facility. Excluding the impairment charge, which on an after-tax basis was $1.2 million, second quarter 2010 net income was $6.1 million, or $0.24 per diluted share. This compares to net income of $8.7 million, or $0.34 per diluted share, for the same period in fiscal 2009.

“We believe the factors that impacted second quarter net sales are temporary and anticipate an increase in customer demand in the second half of fiscal 2010,” said Reza Meshgin, Chief Executive Officer of MFLEX. “In addition, I was quite pleased with our second quarter operational execution that resulted in a better-than-expected gross margin of 14.5 percent. Our gross margin performance is indicative of Company-wide initiatives aimed at improving operating efficiencies that have resulted in reduced overhead costs and improved labor productivity. Going forward, we expect the benefits from these initiatives will help to offset the near-term impact of competitive pricing and start-up costs related to MFC3, our new state-of-the-art manufacturing facility in China.”

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Financial Highlights

Gross margin during the second quarter of fiscal 2010 increased to 14.5 percent, compared to 14.2 percent for the same period in the prior year, primarily due to improved labor productivity and reduced overhead costs, and partially offset by higher material content of programs during the 2010 second quarter. Sequentially, gross margin declined from 15.9 percent in the first quarter of fiscal 2010 due to the deleveraging of fixed manufacturing costs resulting from a lower level of sales.

Cash flow from operating activities for the second quarter of fiscal 2010 was $35.5 million, compared to $45.7 million in the prior year period.

At March 31, 2010, the Company had cash and cash equivalents of $146.8 million, or $5.70 per diluted share.

Outlook

For the third quarter of fiscal 2010, the Company expects net sales to range between $175 and $195 million, and gross margin to range between 14 and 16 percent based on the projected product mix and leveraging of manufacturing costs.

Commenting on the Company’s business outlook, Mr. Meshgin said, “New programs scheduled to ramp in the second half of fiscal 2010 are expected to significantly increase sales during the remainder of the year and give us confidence in our ability to achieve full year net sales growth in 2010. We continue to believe our competitive position is strong and our market share with our major customers remains stable. Our previously announced capacity expansion initiatives are moving forward as planned. With construction of MFC3 almost complete, and an additional manufacturing facility in Chengdu, China underway, we believe we are well positioned to support future growth opportunities.”

Mr. Meshgin concluded, “We remain vigilant in efforts to control costs and improve operational efficiencies. The $1.9 million pre-tax impairment charge recorded in the second quarter of 2010 is part of a Company-wide expense reduction plan that includes the transfer of certain low-volume assembly manufacturing currently performed at our headquarters in Anaheim, California to other MFLEX facilities in Asia. This is expected to result in a reduction-in-force of approximately 85 employees in Anaheim and additional charges of $1.0 million and $0.4 million in the third quarter and fourth quarters of fiscal 2010, respectively. We expect these actions will result in annual pre-tax cost savings of $6.7 million beginning in fiscal 2011 without impacting our ability to achieve our future growth objectives.”

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Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP financial measures (non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges for impairment. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the second quarter of fiscal 2010. The dial-in number for the call in North America is 1-866-225-8754 and 1-480-629-9692 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4289334.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; full year net sales growth projections; net income; cash balances, cash flow and uses of cash; tax rates; operating expenses; capital expenditures; inventory levels; profitability; gross margins, including factors that could affect gross margins; yields; labor productivity and operating efficiencies; growth and diversification of the Company’s customer base; the Company’s relationship and opportunities with, and expected demand, orders from and trends with, its customers (including the effect of seasonality and product life cycles on demand); trends regarding the use of flex in smartphones and other consumer electronic devices; demand for smartphones and other consumer electronic devices; the Company’s competitive advantages and market opportunities; expected benefits from the acquisition of Pelikon and the MorphPadTM display; the utilization of flex and flex assemblies; current and upcoming programs, product mix and the material content and ramping thereof; efficiencies and

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effectiveness of location strategy for the Company’s workforce and operations; the Company’s manufacturing capabilities, capacity and ability to ramp/expand production of flex and flex assemblies and capacity; and plans regarding expansion of the Company’s manufacturing facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices, the Company’s success with new and current customers and those customers’ success in the marketplace, the Company’s ability to develop and deliver new technologies, the Company’s ability to diversify its customer base and markets, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s efficiencies and effectiveness of location strategy for the Company’s workforce and operations, the Company’s ability to manage quality assurance issues, the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, electricity and component shortages, the impact of competition, pricing pressures and technological advances, the usage of flex in the smartphones and other consumer electronic devices and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Net sales	$154,075	$174,097	$383,574	$390,727
Cost of sales	131,772	149,429	324,797	332,987

Gross profit	22,303	24,668	58,777	57,740
Operating expenses
Research and development	3,462	1,241	6,297	2,412
Sales and marketing	5,855	6,070	12,539	11,405
General and administrative	4,892	6,300	10,775	13,317
Impairment and restructuring costs	1,937	(185)	1,937	127

Total operating expenses	16,146	13,426	31,548	27,261

Operating income	6,157	11,242	27,229	30,479
Other income (expense), net
Interest expense	(269)	(198)	(547)	(217)
Interest income	116	252	202	637
Other income (expense), net	308	169	498	(1,312)

Income before income taxes	6,312	11,465	27,382	29,587
Provision for income taxes	(1,370)	(2,720)	(6,125)	(6,751)

Net income	$4,942	$8,745	$21,257	$22,836

Net income per share:
Basic	$0.19	$0.35	$0.84	$0.91
Diluted	$0.19	$0.34	$0.83	$0.90
Shares used in computing net income per share:
Basic	25,433	24,997	25,350	25,032
Diluted	25,776	25,431	25,759	25,332

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2010	September 30, 2009
Cash and cash equivalents	$146,820	$139,721
Short-term investments	11,566	11,812
Accounts receivable, net	101,695	129,270
Inventories	40,148	50,285
Other current assets	13,789	17,475

Total current assets	314,018	348,563
Property, plant and equipment	158,745	150,099
Other assets	29,000	27,268

Total assets	$501,763	$525,930

Accounts payable	$84,243	$122,524
Other current liabilities	23,017	24,003

Total current liabilities	107,260	146,527
Notes payable	—	10,852
Other long-term liabilities	10,896	9,563
Stockholders’ equity	383,607	358,988

Total liabilities and stockholders’ equity	$501,763	$525,930

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Cash flows from operating activities
Net Income	$4,942	$8,745	$21,257	$22,836

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	11,697	10,198	23,740	19,930
Provision for doubtful accounts	206	67	2,285	(166)
Deferred taxes	(37)	(67)	(125)	(191)
Stock-based compensation expense	1,451	1,174	2,827	1,884
Impairment and restructuring costs	1,937	13	1,937	1,378
Gain on disposal of equipment	(170)	(186)	(315)	(114)
Changes in operating assets and liabilities	15,441	25,765	(3,683)	17,438

Net cash provided by operating activities	35,467	45,709	47,923	62,995
Cash flows from investing activities
Sale of short-term investments	150	—	300	—
Purchases of property and equipment (1)	(19,216)	(3,760)	(30,925)	(10,858)
Proceeds from sale of equipment	208	520	442	535
Change in restricted cash, net	—	204	—	145
Acquisition of business, net of cash acquired	—	—	—	(872)

Net cash used in investing activities	(18,858)	(3,036)	(30,183)	(11,050)
Cash flows from financing activities
Proceeds from exercise of stock options	659	718	1,604	882
Repayment of long-term debt	(11,144)	—	(11,144)	—
Repurchase of common stock	—	(8,410)	—	(8,410)
Tax withholdings for net share settlements of equity awards	(257)	—	(1,162)	—

Net cash used in financing activities	(10,742)	(7,692)	(10,702)	(7,528)
Effect of exchange rate changes on cash	(22)	(1)	61	(29)

Net increase in cash	5,845	34,980	7,099	44,388
Cash and cash equivalents at beginning of period	140,975	71,498	139,721	62,090

Cash and cash equivalents at end of period	$146,820	$106,478	$146,820	$106,478

(1)	Excludes $2,191 of capital expenditures accrued but not paid as of March 31, 2010.

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